Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of

Suffolk Bancorp

Riverhead, New York

We have issued our report dated March 15, 2011(except for Note 1 (A) and the related effects thereof as to which the date is December 20, 2011) with respect to the consolidated financial statements which are included in the Annual Report of Suffolk Bancorp on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Suffolk Bancorp on Form S-3 (File No. 333-160829 effective July 27, 2009).

GRANT THORNTON LLP

New York, New York

March 30, 2012